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                                                            Exhibit 99.26(d)(14)

LONG TERM CARE AGREEMENT
================================================================================

This agreement is a part of the policy to which it is attached and is subject to all its terms and conditions. This agreement is effective as of the policy date of this policy unless a different effective date is shown on the policy data pages.

DISCLOSURES
================================================================================

CAUTION

THE ISSUANCE OF THIS LONG TERM CARE INSURANCE AGREEMENT IS BASED UPON YOUR RESPONSES TO THE QUESTIONS ON YOUR APPLICATION. A COPY OF YOUR APPLICATION IS ENCLOSED. IF YOUR ANSWERS ARE INCORRECT OR UNTRUE, THE COMPANY HAS THE RIGHT TO DENY BENEFITS OR RESCIND THIS AGREEMENT. THE BEST TIME TO CLEAR UP ANY QUESTIONS IS NOW, BEFORE A CLAIM ARISES! IF, FOR ANY REASON, ANY OF YOUR ANSWERS ARE INCORRECT, CONTACT THE COMPANY AT THE ADDRESS SHOWN ON YOUR POLICY.

QUALIFIED LONG-TERM CARE TAX OBLIGATION

THIS AGREEMENT IS INTENDED TO BE A TAX QUALIFIED LONG-TERM CARE INSURANCE BENEFIT UNDER SECTION 7702B(b) OF THE INTERNAL REVENUE CODE, AS AMENDED. BENEFITS PAID UNDER THIS ACCELERATED BENEFIT AGREEMENT FOR LONG-TERM CARE COVERAGE MAY BE TAXABLE. IF SO, YOU OR YOUR BENEFICIARY MAY INCUR A TAX OBLIGATION. AS WITH ALL TAX MATTERS, YOU SHOULD CONSULT YOUR PERSONAL TAX ADVISOR TO ASSESS THE IMPACT OF THIS BENEFIT.

IF WE ARE REQUIRED TO MAKE A CHANGE TO THIS TAX-QUALIFIED LONG-TERM CARE AGREEMENT TO CONFORM TO CHANGES IN THE REQUIREMENTS OF THE INTERNAL REVENUE CODE, WE SHALL NOTIFY YOU OF THE REQUIRED CHANGES. IF YOU REJECT THE CHANGES, THE AGREEMENT MAY NO LONGER BE TAX-QUALIFIED. YOU SHOULD CONSULT A FINANCIAL PLANNING PROFESSIONAL TO DISCUSS ANY REQUIRED CHANGES.

RECEIPT OF ACCELERATED DEATH BENEFITS UNDER THIS AGREEMENT MAY ADVERSELY AFFECT YOUR ELIGIBILITY FOR GOVERNMENTAL BENEFITS OR PUBLIC ASSISTANCE PROGRAMS SUCH AS MEDICAID.

BRIEF DESCRIPTION

THIS IS A TAX QUALIFIED LONG-TERM CARE INSURANCE AGREEMENT THAT COVERS NURSING CARE AND HOME AND COMMUNITY BASED CARE AS DEFINED IN THIS AGREEMENT. THIS AGREEMENT PROVIDES FOR THE PAYMENT OF A MONTHLY BENEFIT FOR QUALIFIED LONG-TERM CARE SERVICES.

NOTICE TO OWNER

THIS AGREEMENT MAY NOT COVER ALL OF THE COSTS ASSOCIATED WITH LONG-TERM CARE THAT THE INSURED INCURS. YOU ARE ADVISED TO REVIEW ALL BENEFIT LIMITATIONS CAREFULLY.

THIS AGREEMENT IS NOT MEDICARE SUPPLEMENT COVERAGE.

IF THE INSURED IS ELIGIBLE FOR MEDICARE, REVIEW THE GUIDE TO HEALTH INSURANCE FOR PEOPLE WITH MEDICARE AVAILABLE FROM US.

RENEWABILITY
================================================================================

This agreement is guaranteed renewable. This means that we may not, on our own, cancel or reduce coverage provided by this agreement. Subject to the termination provision in the Additional Information section of this agreement, this agreement will remain in force for as long as the policy remains in force and there is sufficient accumulation value to cover the charges for this agreement. We have the right to change the charges for this agreement as provided in the Charges section of this agreement.

NOTICE OF YOUR RIGHT TO EXAMINE THIS AGREEMENT
================================================================================

You may return this agreement for any reason within 30 days after its delivery by taking it or mailing it to us or to any life insurance agent appointed by us. Immediately upon return to us, this agreement will be deemed void from the beginning. Any charges assessed for this agreement will be restored to the accumulation value.


TABLE OF CONTENTS
================================================================================

DEFINITIONS. .  . . . . . . . . .  . . . . . . . . . .  2
PROVISIONS. . . . . . . . . . .  . . . . . . . . . . .  4
EXCLUSIONS AND LIMITATIONS. . . . . .  . . . . . . . .  5
PRE-EXISTING CONDITION LIMITATIONS . . . . . . . . . .  5



ICC12-932         Long Term Care Agreement      Minnesota Life Insurance Company


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CHARGES. . . . . . . . . . . . . . . . . . . . . . . .  5
CLAIM PROCEDURES. . . . . . . . .  . . . . . . . . . .  6
PAYMENT OF BENEFITS. . . . . . . . . . . . . . . . . .  7
EFFECT OF BENEFIT PAYMENTS. . . . . .  . . . . . . . .  7
ADDITIONAL INFORMATION. . . . . . . .  . . . . . . . .  8


ELIGIBILITY FOR THE PAYMENT OF BENEFITS
================================================================================

Benefits are eligible for payment under the agreement if the insured is a Chronically Ill individual, which means that within the previous 12 months the insured has been certified by a Licensed Health Care Practitioner as being unable to perform, without Substantial Assistance, at least two Activities of Daily Living for an expected period of at least 90 days, or be cognitively impaired.

The activities of daily living (ADLs) refer to those activities that measure the insured's ability for self care. The six (6) ADLs that are used for determination of eligibility for benefits under this agreement are:

   (1) Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

   (2) Continence: The ability to maintain control of bowel and bladder function; or, when unable to maintain control of bowel or bladder function, the ability to perform associated personal hygiene (including caring for a catheter or colostomy bag).

   (3) Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

   (4) Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

   (5) Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

   (6) Transferring: Moving into or out of a bed, chair or wheelchair.

DEFINITIONS
================================================================================

ADULT DAY CARE

A state licensed or certified program of services provided during the day to chronically ill individuals in a community group setting through an adult day care center that includes:

   (1) care for a specified number of individuals; and

   (2) social or health-related or both types of services; and

   (3) maintenance or personal care services.

The purpose of such a program is to support frail, impaired elderly or other disabled adults who can benefit from care in a group setting outside the home.

ADULT DAY CARE CENTER

A facility licensed or certified under state law, if any, to provide Adult Day Care to adults who do not require 24-hour institutional care, but are not capable of full-time, independent living.

All services and facilities required to be available in the state where the agreement was issued will be covered even If the state does not require a provider of such services to be licensed, certified or registered, or if the state licenses, certifies or registers the provider of services under another name.

ALTERNATIVE PLAN OF CARE

An alternative plan of care is one which may be employed at some point in the future to pay for services not specifically shown as being available under this agreement.

ASSISTED LIVING FACILITY

A place which:

   (1) is licensed or certified under state law, where licensing is required, to perform the services it is providing; and

   (2) has at least one trained staff member on duty 24 hours per day; and

   (3) provides continuous room and board; and

   (4) provides maintenance or personal care services required by residents due to their inability to perform two or more of the activities of daily living or due to a severe cognitive impairment.

Assisted living facilities do not include hospitals. Unless otherwise excluded in this agreement, assisted living facilities include facilities otherwise named, which meet the above criteria, including secure Alzheimer's units.

All services and facilities required to be available in the state where the agreement was issued will be covered even If the state does not require a provider of such services to be licensed, certified or registered, or if the state licenses, certifies or registers the provider of services under another name.

CHRONICALLY ILL INDIVIDUAL

An insured who has been certified by a Licensed Health Care Practitioner within the preceding twelve-month period as:

   (1) being unable to perform, without substantial assistance from another person, at least two (2) Activities of Daily Living due to a loss of functional capacity. In addition, this loss of functional capacity must, at first, be expected to exist for a period of at least 90 days; or


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   (2) requiring substantial supervision to protect the person from threats to health and safety due to Severe Cognitive Impairment.

ELIMINATION PERIOD

The elimination period is the required period of time for which no benefits are payable following the date the insured is determined to be eligible for benefits.

   (1) The elimination period is 90 days.

   (2) The elimination period starts on the first day that qualified long-term care services are received.

   (3) The 90 days need not be continuous; however, if the gap in continuous days exceeds 180 days, the 90-day elimination period will start over.

   (4) Benefits will not be paid until the elimination period is satisfied.

   (5) Benefits will not be paid retroactively for services received during the elimination period.

   (6) The elimination period has to be satisfied only once while this agreement is in effect.

   (7) For each day of qualified service received, one day of the elimination period is satisfied.

HANDS-ON ASSISTANCE

Hands-on assistance is the physical assistance of another person without which the insured would be unable to perform an activity of daily living.

HIPAA

The federal Health Insurance Portability and Accountability Act of 1996 amended 2003.

HOME AND COMMUNITY BASED CARE

Home and community based care includes qualified long term care services provided to the insured through adult day care or home health care.

HOME HEALTH CARE

Home health care is a program of medical and non-medical services provided to ill, disabled or infirm persons in their residences through a home health care provider licensed in the state, including:

   (1) professional nursing care by, or under the supervision of, a registered nurse; or

   (2) care by a home health aide; or

   (3) therapeutic care services by or under the supervision of a speech, occupational, physical, or respiratory therapist licensed or certified under state law, if any, or a registered dietician; or

   (4) homemaker services.

Home health care is provided in a setting other than a hospital, nursing care facility or assisted living facility. It refers to the insured receiving medical or non-medical services from a licensed home health care provider in the insured's private home or an adult day care center.

HOME HEALTH CARE PROVIDER

A licensed home health care provider or licensed adult day care center or home health care giver. This also includes an employee of a hospital acting in the capacity of providing care in a private home.

All services and facilities required to be available in the state where the agreement was issued will be covered even If the state does not require a provider of such services to be licensed, certified or registered, or if the state licenses, certifies or registers the provider of services under another name.

HOMEMAKER SERVICES

Homemaker services are necessary services provided in a home as required pursuant to a plan of care for a chronically ill individual.

HOSPITAL

A hospital is an institution or facility that is licensed as a hospital by the proper authority of the state in which it is located; or accredited as a hospital by the Joint Commission on Accreditation of Hospitals.

INFORMAL CARE

Qualified long-term care services provided by non-licensed providers or persons who may or may not be paid for their services but are part of the approved plan of care.

IMMEDIATE FAMILY

Immediate family is the insured's or your spouse, child, parent, grandparent, grandchild, brothers and sisters and their spouses.

LICENSED HEALTH CARE PRACTITIONER

A licensed health care practitioner is any physician, as defined in Section 1861(r)(1) of the Social Security Act, registered professional nurse, or licensed social worker, or other individual who meets requirements prescribed by the Secretary of the Treasury.

A licensed health care practitioner does not include you, the insured, or a member of your or the insured's immediate family.

LONG TERM CARE (LTC) AMOUNT

The LTC amount is an amount that represents the maximum total amount of benefits available under this agreement. The LTC Amount is shown on the policy data pages.



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MAINTENANCE OR PERSONAL CARE SERVICES

Maintenance or personal care services are any services provided primarily to give needed assistance to the insured as a result of being a chronically ill individual.

MEDICARE

The name given to coverage under the federal Health Insurance for the Aged Act, Title XVIII of the Social Security Amendments of 1965 as then constituted or later amended.

NURSING CARE

Nursing care is providing qualified-long term care services to the insured in a nursing care facility or assisted living facility, or providing maintenance or personal care services in an assisted living facility.

NURSING CARE FACILITY

A facility or institution, other than a hospital, that:

   (1) is licensed or certified by the state in which it is located; and

   (2) is a separate facility or a distinct part of another health care facility, including an area or unit of a hospital not providing acute care; and

   (3) provides 24-hour per day nursing care under the supervision of a registered nurse (RN) or physician; and

   (4) maintains a daily record on each patient.

All services and facilities required to be available in the state where the agreement was issued will be covered even If the state does not require a provider of such services to be licensed, certified or registered, or if the state licenses, certifies or registers the provider of services under another name.

PERSONAL CARE

Personal care is the hands-on, physical assistance of another person without which the insured would be unable to perform an activity of daily living.

PLAN OF CARE

A written plan for qualified long-term care services prescribed by a licensed health care practitioner based upon an assessment indicating the insured is a chronically ill individual. This plan of care must specify the type, frequency, and most appropriate types of providers of all the services the insured person requires.

PROOF OF LOSS

Proof of loss means detailed written documentation satisfactory to us which describes and confirms the insured is chronically ill and is receiving care that is covered by this agreement. This documentation includes, but is not limited to:

   (1) the completed proof of loss forms; and

   (2) confirmation of the certification of chronic illness by a licensed health care practitioner; and

   (3) copies of medical records; and

   (4) copies of the licensed health care practitioner's daily notes of care;
       and

   (5) copies of itemized bills for the insured's care and services or documentation that informal care is being received; and

   (6) copies of the insured's original and current plan of care.

Required certifications regarding activities of daily living and cognitive impairment shall be performed by the following licensed or certified professionals: physicians, registered nurses, licensed social workers, or other individuals who meet requirements prescribed by the Secretary of the Treasury.

QUALIFIED LONG-TERM CARE SERVICES

Qualified long-term care services are services that meet the requirements of
Section 7702B(c)(1) of the Internal Revenue Code of 1986, as amended and provide necessary diagnostic, preventative, therapeutic, curing, treating, mitigating and rehabilitative services, and maintenance or personal care services, including approved informal care, which are required by the insured when chronically ill, and are provided pursuant to a plan of care prescribed by a licensed health care practitioner.

SEVERE COGNITIVE IMPAIRMENT

A severe cognitive impairment is the deterioration or loss of intellectual capacity, which requires substantial assistance by another person to protect the insured or others from threats to health and safety. It is measured by clinical evidence and standardized tests that reliably measure the insured's impairment in short or long term memory; the insured's orientation as to person (such as who he or she is), place (such as his or her location) and time (such as day, date and year); and deductive or abstract reasoning. Severe cognitive impairment includes Alzheimer's disease and similar forms of irreversible dementia.

STAND-BY ASSISTANCE

Stand-by assistance is the presence of another person within arm's reach of the insured person that is necessary to prevent, by physical intervention, injury to the insured person while performing any activity of daily living.

SUBSTANTIAL ASSISTANCE

The hands-on or stand-by physical assistance of another person to protect the insured person or others from threats to health or safety (such as may result from wandering) or help with performing the activities of daily living; or the presence of another person within arm's reach that is necessary to prevent, by physical intervention, injury to the insured person while he or she is performing necessary tasks.




ICC12-932                Long Term Care Agreement               Minnesota Life 4


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WE, US, OUR

Minnesota Life Insurance Company

YOU, YOUR

The owner of the policy to which this agreement is attached and made a part.

PROVISIONS
================================================================================

WHAT DOES THIS AGREEMENT PROVIDE?

This agreement provides for the payment of a monthly benefit for qualified long-term care services received from nursing care or home and community based care.

The benefit is an acceleration of the death benefit of the policy to which this agreement is attached. The benefit will reduce the policy death benefit and accumulation value.

WHAT IS THE MONTHLY BENEFIT AMOUNT?

The monthly benefit amount is equal to the lesser of:

   (1) the monthly benefit percentage as shown on the policy data pages multiplied by the LTC amount; or

   (2) the per diem amount allowed by the Health Insurance Portability and Accountability Act of 1996 (HIPAA) times the number of days in the month.

WHAT HAPPENS TO THE LTC AMOUNT IF THE FACE AMOUNT OF THE POLICY IS REDUCED?

If the face amount of the policy is reduced, the LTC amount is set equal to the lesser of the LTC amount that existed immediately prior to the change in the face amount and the new face amount.

WHAT HAPPENS TO THE LTC AMOUNT IF A PARTIAL SURRENDER IS TAKEN?

If a partial surrender occurs, the LTC amount is set equal to the LTC amount that was in effect immediately prior to the partial surrender, multiplied by the ratio of the death benefit of the policy (without regard to policy loan) after the partial surrender to the death benefit of the policy (without regard to policy loan) immediately prior to the partial surrender.

WHAT HAPPENS TO THE LTC AMOUNT IF WE MAKE A PAYMENT AS A RESULT OF THE EXERCISE OF THE ACCELERATED DEATH BENEFIT AGREEMENT?

If your policy has the Accelerated Death Benefit Agreement attached and you exercise the payment of an accelerated death benefit, the LTC amount will be recalculated. At the point of such payment the LTC amount is determined by taking the lesser of:

   (1) the LTC amount that existed immediately prior to the accelerated death benefit payment, and

   (2) the death benefit (without regard to policy loan) immediately prior to the payment of the accelerated death benefit payment, minus the accelerated death benefit payment from that amount.

WHAT ARE THE ELIGIBILITY REQUIREMENTS FOR THE PAYMENT OF BENEFITS?

In order for benefits to be payable, the following requirements must be met.

   (1) The insured must be certified by a licensed health care practitioner as being a chronically ill individual, and expected to remain so for at least 90 calendar days; and

   (2) The insured must be receiving qualified long-term care services covered under this agreement which are specified in a plan of care; and

   (3) The plan of care must be submitted to us; and

   (4) The elimination period must be satisfied.


EXCLUSIONS AND LIMITATIONS
================================================================================

You are not eligible to receive benefits if your long-term care service needs are caused directly or indirectly by, result in whole or in part, from or during, or there is contribution from:

   (1) committing or attempting to commit a felony; or

   (2) alcoholism or drug addiction, including prescription medication; or

   (3) active service in the armed forces or units auxiliary thereto; or

   (4) war or any act of war, whether declared or undeclared; or

   (5) any intentionally self-inflicted injury or suicide attempt (whether sane or insane); or

   (6) any condition for which the insured received treatment outside of the United States, its territories or Canada.

PRE-EXISTING CONDITION LIMITATIONS
================================================================================

Pre-existing conditions limitations refers to any condition or disease for which the insured received medical advice or treatment within six (6) months preceding the effective date of this agreement for that same condition or disease or a related condition or disease. There does not need to be a specific diagnosis for the condition or disease for it to be considered a pre-existing condition.

We will not pay benefits for qualified long-term care services needed in total or in part from a pre-existing condition or disease which is not disclosed in the application. Days of services received by the insured for a pre-existing condition during the first six (6) months that this agreement is in force will not be counted toward the satisfaction of the elimination period.




ICC12-932                Long Term Care Agreement               Minnesota Life 5


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CHARGES
================================================================================

IS THERE A CHARGE FOR THIS AGREEMENT?

Yes. There is a monthly charge for this agreement assessed against the policy accumulation value. The charge for this agreement is equal to the LTC cost of insurance rate multiplied by the LTC net amount at risk. The maximum monthly LTC cost of insurance rate for this agreement is shown on the policy data pages. The LTC net amount at risk will equal the greater of zero and the LTC amount minus a proportionate amount of the policy accumulation value. The proportion is equal to the LTC amount divided by the policy face amount.

Charges for this agreement are subject to change. Any change made to the monthly rate will not exceed the maximum monthly LTC rate shown on the policy data pages. Any such change will be on a uniform basis for insureds of the same gender, risk class, and age when this agreement became effective. We will send you a notice 60 days in advance of any change in the rate for this agreement. This notice will be sent to your last known address, and to any assignee or designated third party shown in our records.

CLAIM PROCEDURES
================================================================================

HOW DO YOU NOTIFY US OF A CLAIM?

Written notice of claim must be sent to us at our Home Office in St. Paul, Minnesota within 30 days after such covered loss starts and the elimination period has been satisfied. The notice should include your name, the insured's name and policy number. If it was not reasonably possible to give written notice in the time required, we shall not reduce or deny the claim for this reason if notice is given as soon as reasonably possible. In any event, the proof required must be given no later than one year from the time specified unless you were legally incapacitated.

WHAT FORMS MUST BE SUBMITTED TO FILE A CLAIM?

Once notice of claim is received, we will send you forms for filing proof of loss. If these forms are not sent to you within 15 days of our receipt of written notice of claim, you may submit the proof of loss requirements. You may submit these by giving us a written statement of the nature and extent of the loss within the time limit stated in the question below "Is there a time limit on providing proof of loss".

Each month we will require proof of loss be submitted to us. Monthly benefit payments will not be made if proof of loss is not received.

Recertification by a licensed health care practitioner that the insured is a chronically ill individual will be required at a minimum annually. We will not rescind the certification provided by the licensed health care practitioner. At the end of the 90 day elimination period, recertification by a licensed health care practitioner that the insured is a chronically ill individual will be required. We will require an update to the plan of care at a minimum annually, but never more frequently than every 90 days.

A revised plan of care must be provided to us within 30 days if the insured's condition changes and the plan of care is revised. We will require an update to the revised plan of care at a minimum annually, but no more frequently than once every 90 days. Only one plan of care may be in effect at a time. We will not rescind any certification provided by the licensed health care practitioner.

You must notify us in writing immediately if the insured's plan of care indicates the insured is no longer eligible for qualified long-term care services.

IS THERE A TIME LIMIT ON PROVIDING PROOF OF LOSS?

Yes. Proof of loss must be given to us at our Home Office in St. Paul, Minnesota within 90 days after such loss begins and the elimination period has been satisfied. If it was not reasonably possible to give written proof in the time required, we shall not reduce or deny the claim for this reason. In any event, the proof required must be given no later than one year from the time specified unless you are legally incapacitated.

IS THERE A TIME LIMIT ON LEGAL ACTION?

Yes. No legal action may be brought to recover under this agreement within 60 days after written proof of loss has been given as required by this agreement. No such action may be brought after the expiration of the applicable statute of limitations from the time written proof of loss is required to be given.

However, any legal action brought to recover under this agreement must conform to the laws of the state in which the agreement was delivered or issued for delivery.

DO WE HAVE THE RIGHT TO OBTAIN INDEPENDENT MEDICAL VERIFICATION?

Yes. If we require the insured to be medically examined to verify that the plan of care is appropriate and consistent with generally accepted standards, we may do this as often as reasonably required while benefits are being considered or paid.

If we request verification more frequently than on an annual basis, we will do so at our own expense.

WHAT IS THE PROCESS FOR CLAIM APPEALS?

We will evaluate your claim based on the provisions of this agreement and the information given by you, the insured, your licensed health care practitioner and other available sources. We will inform you in writing if we deny your claim or any part of your claim.

If you do not agree with our claim decision, you or your representative may appeal the denial. To appeal our claim decision, you must send us a written request which includes all information that pertains to the claim:

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   (1) Policy number

   (2) Claim number

   (3) Insured's name, address, telephone number

   (4) Owner's name, address, telephone number and relationship to the insured, if different from the insured's

   (5) Reason(s) for disputing the decision by our Claim Department

   (6) Documentation to support your request

No special form is needed for this appeal. Your appeal request must be sent to us within 30 days of your receipt of our decision.

We will make a decision on your appeal within 10 working days of receiving your written request. Once we have made a decision, we will notify you within three working days. Our review of your appeal will be consistent with the applicable laws and regulations of the state where the policy was delivered or issued for delivery.

WHAT HAPPENS IF BENEFITS ARE OVERPAID?

If benefits are overpaid, we have the right to recover any overpayment of benefits.

We will recover any overpayment by first offsetting any unpaid benefits.

If there are not sufficient unpaid benefits to allow for full recovery, we will:

   (1) withhold any future benefit payments; then

   (2) bill you for the remaining amount until full recovery has been made.

If at the time of death there is an outstanding overpayment of benefits, you, or your legal representative, may return the overpayment to us. If the overpayment is returned to us prior to our payment of the death proceeds, the overpayment will be included in the death benefit paid to the policy beneficiary. If the entire overpayment is not returned to us, we will reduce the death benefit by the amount of the overpayment.

WHAT HAPPENS IF THE INSURED IS NO LONGER RECEIVING BENEFITS FOR CARE THAT IS COVERED BY THIS AGREEMENT?

You must notify us immediately if the insured is no longer receiving care that is covered by this agreement. If the insured is not receiving care covered by this agreement, no benefits will be paid.

PAYMENT OF BENEFITS
================================================================================

TO WHOM WILL BENEFITS BE PAID?

All benefits will be paid to you provided you are legally competent at the time of payment. You can validly assign them to a named alternative payee as designated by you or your legal representative provided you are legally competent at the time of assignment.

WHEN WILL BENEFITS BE PAID?

Benefits for any loss covered under this agreement will be paid monthly when the insured satisfies the eligibility requirements and we receive written proof of loss.

Benefits will be paid under this agreement for similar services obtained in a state other than the policy's state of issue if benefits for those services would have been paid in the policy's state of issue, irrespective of any facility licensing, certification or registration requirement differences between the states.

WHAT DOES NON-DUPLICATION OF BENEFITS MEAN?

Non-duplication of benefits means benefits are not payable under this agreement for:

   (1) expenses incurred to the extent that such expenses are reimbursable under Medicare, or would be so reimbursable, but for the application of a deductible or coinsurance amount; or

   (2) any other state or federal workers' compensation plan, or other governmental program (except Medicaid).

For purposes of satisfying the elimination period, days on which you satisfy the eligibility for the payment of benefits provision, but coverage is excluded due to the non-duplication of benefits provision, will count towards satisfaction of the elimination period.

WHAT HAPPENS IF THE INSURED DIES WHILE RECEIVING BENEFIT PAYMENTS?

The remaining death benefit will be paid according to the provisions of your policy.

Any benefits paid under this agreement will reduce the death benefit payable to the beneficiary of the policy.

Any eligible benefits due and payable prior to the insured's death will be paid if we receive proof of loss within the 15 day period following notice of death.

IS THERE A MINIMUM DEATH BENEFIT PAYABLE?

Yes. The minimum death benefit amount is shown on the policy data pages. If the policy death benefit (without regard to policy loan) is less than this minimum death benefit amount, then the minimum death benefit amount less any policy loan and unpaid policy loan interest is payable at the death of the insured.

ARE POLICY CHANGES AND TRANSACTIONS ALLOWED WHILE BENEFITS ARE BEING PAID?

You may choose to decrease the face amount of the policy while benefits are being paid. You may also request a partial surrender for the purpose of applying it towards any policy loan on this policy.



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The following policy changes and transactions are not allowed while benefits are being paid.

   (1) Changes in risk class; or

   (2) Increases in the policy face amount; or

   (3) Additions of agreements to your policy; or

   (4) Transfers to sub-accounts or indexed accounts, or to a loan account, if applicable; or

   (5) Requests for loans; or

   (6) Partial surrenders other than those described previously; or

   (7) Changes in death benefit option; or

   (8) Changes in account allocations.

EFFECT OF BENEFIT PAYMENTS
================================================================================

DOES THE PAYMENT OF BENEFITS AFFECT THE POLICY DEATH BENEFIT?

Yes. When a benefit payment is made, the death benefit is reduced by the amount of the benefit payment.

DOES THE PAYMENT OF BENEFITS AFFECT THE POLICY ACCUMULATION VALUE?

Yes. The accumulation value of the policy is set equal to the accumulation value immediately prior to the benefit payment multiplied by the new death benefit (without regard to policy loan), divided by the death benefit (without regard to policy loan) immediately prior to the benefit payment.

If your policy has a minimum accumulation value, the minimum accumulation value will be adjusted in the same manner as the policy accumulation value.

DOES THE PAYMENT OF BENEFITS AFFECT THE DEATH BENEFIT GUARANTEE AGREEMENT VALUE?

Yes. If your policy has the Death Benefit Guarantee Agreement attached, the DBGA Value will be adjusted in the same manner as the policy accumulation value.

DOES THE PAYMENT OF BENEFITS AFFECT THE POLICY LOAN?

Yes. If the policy has an outstanding loan, a portion of the benefit payment will be applied to repay the loan. The amount of the benefit payment applied to the policy loan is equal to the lesser of the benefit payment and the result of:

   (a) the loan interest due at the time of the benefit payment; plus

   (b) the policy loan immediately prior to the benefit payment; multiplied by one (1) minus the ratio of the new death benefit (without regard to policy loan) divided by the death benefit (without regard to policy loan) immediately prior to the benefit payment.

WHAT HAPPENS TO THE ACCUMULATION VALUE IN THE SUB-ACCOUNTS OF THE SEPARATE ACCOUNT OF THE POLICY WHEN BENEFIT PAYMENTS BEGIN?

If you have accumulation value in sub-accounts of a separate account when benefit payments begin, we will automatically transfer any value in each sub-account to the guaranteed interest account.

Once benefits are being paid, no further premium allocations may be made to sub-accounts of a separate account.

WHAT HAPPENS TO THE ACCUMULATION VALUE OF THE POLICY IN AN INDEXED ACCOUNT SEGMENT WHEN BENEFIT PAYMENTS BEGIN?

If you have accumulation value in indexed accounts when benefit payments begin, we will automatically transfer any value in each segment of the indexed accounts to the fixed account at each segment's next anniversary.

Once benefits are being paid, no further account allocations may be made to the indexed accounts.

WHAT HAPPENS TO THE POLICY LOAN WHEN BENEFIT PAYMENTS BEGIN?

If you have a policy loan with a variable interest rate, we will automatically change the loan to a fixed interest rate loan. We will also automatically transfer accumulation value to the fixed loan account in the amount of the policy loan plus any unpaid policy loan interest.

WILL THE CHARGES FOR THIS AGREEMENT BE WAIVED IF BENEFITS ARE BEING PAID?

Yes. As long as benefits are being paid, the charge for this agreement will be waived. All other charges will continue to be assessed against your policy.

WILL OTHER POLICY CHARGES BE WAIVED IF BENEFITS ARE BEING PAID?

No. However, if the policy accumulation value goes to zero while benefits are being paid, we will waive all policy and agreement charges that would otherwise be assessed against the policy accumulation value.

WHEN WILL THE PAYMENT OF BENEFITS TERMINATE?

The monthly benefit payments will stop when:

   (1) 100% of the LTC amount has been paid; or

   (2) the insured is no longer eligible for the benefit; or

   (3) the policy is surrendered; or

   (4) the policy terminates when the policy loan plus unpaid policy loan interest exceeds the policy accumulation value; or

   (5) we receive your request to cancel this agreement; or

   (6) the insured dies



ICC12-932                Long Term Care Agreement               Minnesota Life 8

WILL WE PAY BENEFITS UNDER AN ALTERNATIVE PLAN OF CARE?

If the insured is chronically ill and satisfies the claim procedures provision, we will consider paying benefits under an alternative plan of care for qualified long-term care services not specifically shown as being available under this agreement.

We must agree that the alternative plan of care must be (1) medically acceptable; and (2) the most cost effective manner in which to provide benefits for the insured's claim under this agreement.

ADDITIONAL INFORMATION
================================================================================

WHAT IF THE INSURED'S AGE IS MISSTATED?

If the insured's age has been misstated on the application, we may at any time adjust your benefits and/or charges based on the insured's correct age. The amount payable as a benefit shall be such as the charges assessed would have purchased at the correct age. If any benefits were underpaid, based on the insured's correct age, we will make additional payment. Any benefits overpaid to you based on the insured's correct age must be repaid according to the provisions of this agreement.

IS THIS AGREEMENT SUBJECT TO THE INCONTESTABILITY PROVISION OF THE POLICY?

Yes. That provision applies to this agreement. The contestable period for this agreement will be measured from the effective date of this agreement.

If this agreement is issued at a date later than this policy, then this agreement will be contestable based only on the evidence of insurability which we required to issue this agreement.

However, a misstatement by you or the insured in any application for the policy or this agreement may be used to rescind (void) or cancel this agreement or deny an otherwise valid claim. During the first six (6) months following the policy date, we may take such action only if the misstatement was material to the issuance of this agreement. After the first six (6) months, but before the end of the first twenty-four (24) months, we may take such action only if the misstatement was material to both the issuance of this agreement and the claim for which benefits are being sought. After this agreement has been in force for twenty-four (24) months from the effective date of this agreement, we can take such action only if we can show you or the insured knowingly and intentionally misrepresented relevant facts relating to the insured's health.

No benefits will be paid under this agreement if it is rescinded or canceled.

In the event of death of the insured, this provision will not apply to the remaining death benefit payable under the policy which will be governed by the incontestability provision in the policy.

DOES THIS AGREEMENT CONFORM TO INTERSTATE INSURANCE PRODUCT REGULATION COMMISSION STANDARDS?

Yes. This agreement was approved under the authority of the Interstate Insurance Product Regulation Commission and issued under Commission standards. Any provision of this agreement which is in conflict with Interstate Insurance Product Regulation Commission standards for this product type as of that provision's effective date, is hereby amended to conform to the Interstate Insurance Product Regulation Commission standards for this product type as of the provision's effective date.

WHEN DOES THIS AGREEMENT TERMINATE?

This agreement will terminate on the earliest of:

   (1) the date this policy is surrendered or terminated; or

   (2) the date we receive your request to cancel this agreement; or

   (3) the date of the insured's death.

Termination of long-term care insurance shall be without prejudice to any benefits payable for institutionalization if such institutionalization began while the long-term care insurance was in force and continues without interruption after termination. Such extension of benefits beyond the period the long-term care insurance was in force may be limited to the duration of the benefit period, if any, or to payment of the maximum benefits and may be subject to any policy waiting period, and all other applicable provisions of the policy.

WHAT IF YOUR POLICY AND THIS AGREEMENT TERMINATED UNINTENTIONALLY?

You have the right to name at least one person who is to receive the notice of termination, in addition to yourself. You may designate another person either on the application to the life insurance policy or on the supplemental application for this agreement. We will notify you of the right to change this written designation no less often than once every two years.

The policy and this agreement will not terminate for insufficient accumulation value to cover the monthly charges unless we, at least 30 days before the effective date of the termination, have given notice to you and to those persons you have designated to receive the notice of termination. The notice shall be given by first class United States mail, postage prepaid; and notice may not be given until 30 days after a premium is due and unpaid. Notice shall be deemed to have been given as of five days after the date of the mailing.



ICC12-932                Long Term Care Agreement               Minnesota Life 9

CAN YOU REQUEST THAT THIS AGREEMENT BE REINSTATED?

Yes. You can request that this agreement be reinstated if all of the reinstatement conditions stated in the policy have been satisfied. The effective date of the agreement will be the same as the effective date of the reinstated policy.

Alternatively, we will reinstate the policy and this agreement, but no other agreements, if all of the following conditions are met:

   (1) we receive written request for reinstatement from you, or your designated third party; and

   (2) the written request is received within 6 months after the termination date; and

   (3) we receive proof that you were cognitively impaired or a loss of functional capacity existed prior to the expiration of the grace period; and

   (4) we receive all back charges due plus premium sufficient to keep the policy in force another 3 months.



/s/ Dennis E. Prohofsky                      /s/ Robert L. Senkler
Secretary                                        President